Exhibit 4.1
EXECUTION COPY

NOTE AND WARRANT PURCHASE AGREEMENT

Dated as of March 31, 2010

among

JUMA TECHNOLOGY CORP.

and

THE PURCHASERS LISTED ON EXHIBIT A

i

ii

EXHIBITS

Exhibit A	List of Purchasers
Exhibit B	Form of 10% Convertible Bridge Note
Exhibit C	Series A Warrant
Exhibit D	Irrevocable Transfer Agent Instructions
Exhibit E	Opinion of Counsel

iii

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is dated as of March 31, 2010 by and among Juma Technology Corp., a Delaware corporation (the “Company”), and each of the Purchasers whose names are set forth on Exhibit A hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Purchase and Sale of Note and Warrants

Section 1.1       Purchase and Sale of Note. Upon the following terms and conditions, (a) the Company and one of its subsidiaries, Nectar Services Corp., a Delaware Corporation (“Nectar” and together with the Company, the “Issuers”) shall jointly issue and sell to the Purchasers and each of the Purchasers shall purchase from the Company, 10% convertible bridge notes in the aggregate principal amount of two million ($2,000,000.00) dollars (the “Note”).  The Notes provide for (i) optional conversion into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) mandatory conversion upon the occurrence of a Qualified Financing (as defined in the Note). The Note shall be substantially in the form attached hereto as Exhibit B.  The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) or Section 4(2) of the Securities Act.

Section 1.2        Warrants. Upon the following terms and conditions and for no additional consideration, each of the Purchasers shall be issued Series A Warrants, in substantially the form attached hereto as Exhibit C (the “Series A Warrants” and/or the “Warrants”) to purchase up to fifty percent (50%) of that number of shares of the Company’s Common Stock into which the Note issued to the applicable Purchaser originally converts.  Any shares of Common Stock issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the “Warrant Shares.” The Warrants shall expire on March 31, 2015 and shall have an initial exercise price equal to fifteen cents ($0.15) per share.

Section 1.3        Conversion Shares. The Company has authorized and will reserve and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, (i) such number of shares of Common Stock equal to one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect an Optional Conversion (as defined in the Notes) of all of the Notes, and (ii) as of the date hereof, such number of shares of Common Stock equal to one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of the Warrants then outstanding. Any shares of Common Stock issuable upon a conversion of the Note (and such shares when issued) are herein referred to as the “Conversion Shares.” The Notes, the Warrants, the Conversion Shares and the Warrant Shares are sometimes collectively referred to as the “Securities.”

Section 1.4        Purchase Price and Closing. Subject to the terms and conditions hereof, the Issuers agree to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the Notes and the Warrants for an aggregate purchase price of two million ($2,000,000.00) dollars (the “Purchase Price”). The closing under this Agreement (the “Closing”) shall take place on or about March 31, 2010 (the “Closing Date”).  The Closing under this Agreement shall take place at the offices of Vision Opportunity Master Fund, Ltd., 20 West 55th Street, 5th Floor, New York, New York 10019 at 10:00 a.m., New York time; provided, that all of the conditions set forth in Article IV hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith.  Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver or cause to be delivered to each Purchaser (x) its Notes for the principal amount set forth opposite the name of such Purchaser on Exhibit A hereto, (y) its Warrants to purchase such number of shares of Common Stock as is set forth opposite the name of such Purchaser on Exhibit A attached hereto and (z) any other documents required to be delivered pursuant to Article IV hereof. At the Closing, each Purchaser shall deliver the applicable Purchase Price by wire transfer to the Company.

ARTICLE II
Representations and Warranties

Section 2.1        Representations and Warranties of the Company. Each of the Issuers hereby represents and warrants to the Purchasers, as of the date hereof and as of the Closing Date (except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein), as follows (unless otherwise specifically stated herein this Section 2.1 to the contrary, all references to the Company shall be deemed to refer collectively to the Issuers):

  (a)        Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and, upon the payment of its Delaware franchise taxes, will be in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Nectar is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Except as set forth in Schedule 2.1(g) hereto, the Company does not have any Subsidiaries. Except as set forth on Schedule 2.1(a), each of the Company and each such Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect (as defined in Section 2.1(c) hereof) on the Company’s financial condition.

(b)      Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Notes, the Warrants and the Irrevocable Transfer Agent Instructions (as defined in Section 3.13) substantially in the form of Exhibit D attached hereto (collectively, the “Transaction Documents”) and to issue and sell the Securities in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and except as set forth on Schedule 2.1(b), no further consent or authorization of the Company or its board of directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. The other Transaction Documents will have been duly executed and delivered by the Company at the Closing. Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)      Capitalization. The authorized capital stock of the Company and the shares thereof currently issued and outstanding as of the date hereof are set forth on Schedule 2.1(c) hereto. All of the outstanding shares of capital stock have been duly and validly authorized and issued in compliance with all securities laws.  Except as set forth on Schedule 2.1(c) hereto, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. There are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as set forth on Schedule 2.1(c) hereto, the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Federal and state securities laws, and no stockholder has a right of rescission or claim for damages with respect thereto. The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (the “Certificate”) and the Company’s Bylaws as in effect on the date hereof (the “Bylaws”). For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its Subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement.

(d)      Issuance of Securities. The Notes and the Warrants to be issued at the Closing have been duly authorized by all necessary corporate action and when paid for or issued in accordance with the terms hereof, the Notes and Warrants shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind.  When the Conversion Shares and the Warrant Shares are issued in accordance with the terms of this Agreement, the Notes and the Warrants, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

(e)      No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Notes and/or the Warrants and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, except for conflicts or defaults, which singularly or in the aggregate do not and will not have a Material Adverse Effect, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, except for liens, mortgages, security interests, charges or encumbrances which singularly or in the aggregate do not and will not have a Material Adverse Effect, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except for violations, which singularly or in the aggregate, do not and will not have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Notes, the Warrants, the Conversion Shares and the Warrant Shares in accordance with the terms hereof or thereof (other than (x) any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing, any registration statement which may be filed pursuant hereto or any other Transaction Document); provided, that for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein.

(f)       Commission Documents, Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended the (“Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). The Company has delivered or made available via EDGAR or another Internet web-site to each of the Purchasers true and complete copies of the Commission Documents. Except for any information provided to Robert Thomson, the Company has not provided to the Purchasers any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. At the times of their respective filings, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, none of the Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)      Subsidiaries. Schedule 2.1(g) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

(h)      No Material Adverse Change. Other than as disclosed in the Company’s Commission Documents, since December 31, 2008 the Company has not experienced or suffered any Material Adverse Effect.

(i)       No Undisclosed Liabilities. Except as set forth on Schedule 2.1(i), since December 31, 2008 neither the Company nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its Subsidiaries, as the case may be.

(j)       Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Commission Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(k)      No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(l)       Indebtedness. Schedule 2.1(l) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed, whether individually or in aggregate, in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 2.1(l), neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(m)     Title to Assets. Except as set forth on Schedule 2.1(m), each of the Company and the Subsidiaries has good and marketable title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances. Except as set forth on Schedule 2.1(m), all leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

(n)      Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any knowledge that it will be unable to renew its existing insurance coverage for the Company and the Subsidiaries as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(o)      Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such.

(p)      Compliance with Law. The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except for such noncompliance that, individually or in the aggregate, would not cause a Material Adverse Effect. The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not have a Material Adverse Effect.

(q)      Taxes. The Company and each of the Subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable. None of the federal income tax returns of the Company or any Subsidiary have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(r)       Certain Fees. No brokers, finders or financial advisory fees or commissions will be payable by the Company or any Subsidiary or any Purchaser with respect to the transactions contemplated by this Agreement.

(s)       Disclosure. Neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(t)       Operation of Business. Except as set forth in Schedule 2.1(t), the Company and each of the Subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

(u)      Environmental Compliance. The Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. Except as set forth on Schedule 2.1(u), the Commission Documents describe all material permits, licenses and other authorizations issued under any Environmental Laws to the Company or its Subsidiaries. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. The Company has all necessary governmental approvals required under all Environmental Laws and used in its business or in the business of any of its Subsidiaries. The Company and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(v)      Books and Record Internal Accounting Controls. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w)     Material Agreements. Except for the Transaction Documents (with respect to clause (i) only), as disclosed in the Commission Documents or as set forth on Schedule 2.1(w) hereto, or as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission (the “Material Agreements”), (ii) neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement and, (iii) to the best of the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default under any Material Agreement now in effect.

(x)       Intellectual Property.  The Company and its Subsidiaries own, or have rights to use, all inventions, know-how, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, trade secrets and other similar rights that are necessary or material for use in connection with their respective businesses now operated by them and presently contemplated to be operated by them which the failure to so have would have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  None of the Company’s or any Subsidiary’s Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement.  None of the Company’s nor any Subsidiary has received written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person (as defined below).  To the knowledge of the Company, the Company and its Subsidiaries’ patents and other Intellectual Property Rights and the present activities of the Company and its Subsidiaries do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party, and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or any Subsidiary regarding any of the Intellectual Property Rights.  The Company does not have any knowledge of an infringement by another Person of any of the Intellectual Property Rights by third parties and has no reason to believe that any of its Intellectual Property Rights is unenforceable.  The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties. “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

(y)      Transactions with Affiliates. Except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company or any Subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company or any of its Subsidiaries, or any person owning any capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder, or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(z)       Sarbanes-Oxley; Disclosure Controls. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the most recent periodic reporting period under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or, to the Company’s knowledge, in other factors that could reasonably be expected to materially affect the Company’s internal controls over financial reporting

(aa)  Securities Act of 1933. Based in material part upon the representations herein of the Purchasers, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

(bb)  Governmental Approvals. Except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable state and/or Federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D and a registration statement or statements pursuant to Section 7.1 herein, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Notes and the Warrants, or for the performance by the Company of its obligations under the Transaction Documents.

(cc)  Employees. Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees. Except as set forth on Schedule 2.1(cc), neither the Company nor any Subsidiary has any employment contract, agreement, regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary. No officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

(dd)  Absence of Certain Developments. Except as set forth on Schedule 2.1(dd), since December 31, 2008, neither the Company nor any Subsidiary has:

(i)         issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

(ii)        borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year;

(iii)      discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

(iv)      declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(v)       sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(vi)      sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business;

(vii)     suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii)    made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix)      made capital expenditures or commitments therefor that aggregate in excess of $100,000;

(x)       entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

(xi)      made charitable contributions or pledges in excess of $25,000;

(xii)     suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii)    experienced any material problems with labor or management in connection with the terms and conditions of their employment;

(xiv)    effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or its Subsidiaries; or

(xv)     entered into an agreement, written or otherwise, to take any of the foregoing actions.

(ee)   Public Utility Holding Company Act and Investment Company Act Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(ff)     ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries. The execution and delivery of this Agreement and the issuance and sale of the Securities will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); provided that if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(ff), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(gg)    Dilutive Effect. The Company understands and acknowledges that its obligation to (i) issue Conversion Shares upon an Optional Conversion of the Notes in accordance with this Agreement and the Note, and (ii) its obligations to issue the Warrant Shares upon the exercise of the Warrants in accordance with this Agreement and the Warrants, is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other stockholders of the Company.

(hh)    No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

(ii)      Listing and Maintenance Requirements.  Except as set forth in the Commission Documents, the Company has not, in the two (2) years preceding the date hereof, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.  Except as set forth in the Commission Documents, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. “Trading Market” means the OTC Bulletin Board or any other Eligible Market, or any other national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted. “Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the Over-the-Counter Bulletin Board.

(jj)      Independent Nature of Purchasers. The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that the decision of each Purchaser to purchase securities pursuant to this Agreement has been made by such Purchaser independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its Subsidiaries which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained herein, or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that for reasons of administrative convenience only, the Transaction Documents have been prepared by counsel for one of the Purchasers and such counsel does not represent all of the Purchasers but only such Purchaser and the other Purchasers have retained their own individual counsel with respect to the transactions contemplated hereby. The Company acknowledges that it has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

(kk)    Questionable Payments. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any directors, officers, employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(ll)      Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could reasonably be expected to become applicable to any of the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(mm)  Transfer Agent. The name, address, telephone number, fax number, contact person and email address of the Company’s current transfer agent is set forth on Schedule 2.1(mm) hereto.

Section 2.2        Representations and Warranties of the Purchasers. Each Purchaser hereby makes the following representations and warranties to the Company (with respect solely to itself and not with respect to any other Purchaser), as of the date hereof, and as of the Closing Date:

(a)      Organization and Standing of the Purchasers. If such Purchaser is an entity, such Purchaser is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)      Authorization and Power. Such Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Notes and Warrants being sold to it hereunder. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its board of directors, stockholders or partners, as the case may be, is required. This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)      No Conflicts. The execution, delivery and performance of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Purchaser’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Notes or acquire the Warrants in accordance with the terms hereof; provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)      Acquisition for Investment. Such Purchaser is acquiring the Securities solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Each Purchaser does not have a present intention to sell the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.2(h) below, such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition. Such Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Securities and that it has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

(e)      Status of Purchasers. Such Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer.

(f)       Opportunities for Additional Information. Such Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

(g)      No General Solicitation. Such Purchaser acknowledges that the Securities were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(h)      Rule 144. Such Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(i)       General. Such Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities.

(j)       Independent Investment. Except as may be disclosed in any filings with the Commission by it under Section 13 and/or Section 16 of the Exchange Act, such Purchaser has not agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Securities purchased hereunder for purposes of Section 13(d) under the Exchange Act, and such Purchaser is acting independently with respect to its investment in the Securities.

(k)      Short Sales. Purchaser has not, during the last thirty (30) days prior to the date hereof, directly or indirectly, nor has any party acting on behalf of or pursuant to any understanding with such Purchaser, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16(a)-1(h) under the Exchange Act) with respect to any security of the Company, granted any other right (including, without limitation, any put or call option) with respect to any security of the Company or with respect to any security that includes, relates to, or derives any significant part of its value from any security of the Company or otherwise sought to hedge its positioning of the Company’s securities.  Such Purchaser shall not, and shall cause any affiliates not to, engage, directly or indirectly, in any short sale transactions in the securities of the Company during the period from the date hereof until such time as one (1) year from the date of effectiveness of the Registration Statement (as defined in Section 7.1). Such Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that covering a short position established prior to effectiveness of a resale registration statement with shares included in such registration statement would be a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance

ARTICLE III
Covenants

The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of each Purchaser and its permitted assignees (as defined herein):

Section 3.1        Securities Compliance. The Company shall notify the Commission in accordance with their rules and regulations, of the transactions contemplated by any of the Transaction Documents, including filing a Form D with respect to the Notes, Warrants, the Conversion Shares and the Warrant Shares as required under Regulation D and applicable “blue sky” laws, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Notes, the Warrants, the Conversion Shares and the Warrant Shares to the Purchasers or subsequent holders.

Section 3.2        Registration and Listing. The Company shall (a) comply in all respects with its reporting and filing obligations under the Exchange Act, (b) comply with all requirements related to any registration statement filed pursuant to this Agreement, and (c) not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board or other exchange or market on which the Common Stock is trading or may be traded in the future. Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as the Purchasers may reasonably request, all to the extent required from time to time to enable the Purchasers to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act. Upon the request of the Purchasers, the Company shall deliver to the Purchasers a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.3        Inspection Rights. In the event that the Purchaser no longer has a representative on the Company’s board of directors, the Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as any Notes remain outstanding, for purposes reasonably related to such Purchaser’s interests as a convertible debtholder, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, and key employees.  As a condition to such inspection, Purchasers shall keep such information confidential; provided that such information may be disclosed (i) to the extent required by applicable law, regulation or legal process, subpoena, civil investigative demand or other similar process, (ii) to the extent reasonably necessary in connection with the enforcement of rights under this Agreement, (iii) to any governmental, judicial or regulatory authority requiring or requesting such information, and (iv) to its directors, officers, employees, agents, managers and general partners, consultants, accountants, financial advisers, legal counsel and other professional advisers.

Section 3.4        Compliance with Laws. The Company shall comply, and cause each Subsidiary, whether such Subsidiary is in existence as of the date of this agreement or formed or acquired subsequent to the date of this agreement, to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

Section 3.5        Keeping of Records and Books of Account. The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 3.6        Furnishing of Information. Until all of the Securities are eligible for sale without limitations concerning the availability of current public information under Rule 144 promulgated under the Securities Act, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Until all of the Securities are eligible for sale without limitations concerning the availability of current public information under Rule 144 promulgated under the Securities Act, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 3.7       Reporting Requirements. If the Commission ceases making periodic reports filed under the Exchange Act available via the Internet, then at a Purchaser’s request the Company shall furnish the following to such Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Notes or shall beneficially own any Securities:

(a)      quarterly reports filed with the Commission on Form 10-Q as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission;

(b)      annual reports filed with the Commission on Form 10-K as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission; and

(c)      copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

Section 3.8       Amendments. The Company shall not amend or waive any provision of the Certificate or Bylaws of the Company in any way that would materially and adversely affect the rights of the holders of the Notes and/or Warrants. No consideration shall be offered or paid to any holders of the Notes or the Warrants to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Notes or Warrants, as the case may be.  The Company has not, directly or indirectly, made any agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.  Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Purchaser has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

Section 3.9       Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would materially restrict or impair the right or ability to perform of the Company or any Subsidiary under any Transaction Document.

Section 3.10     Distributions. So long as any Notes remain outstanding, the Company agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company.

Section 3.11     Use of Proceeds. The net proceeds from the sale of the Notes and Warrants hereunder shall be used by the Company for general corporate purposes, and not to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock, to settle any outstanding litigation or to cause any increase in management’s compensation, direct or otherwise, in a manner other than in the ordinary course of business.  An estimated allocation of the net proceeds from the sale of the Securities hereunder is set forth on Schedule 3.11 hereto.

Section 3.12         Reservation of Shares. So long as any of the Notes or Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred twenty percent (120%) of the aggregate number of shares of Common Stock needed to provide for the issuance of the Conversion Shares and the Warrant Shares.

Section 3.13         Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Purchaser to the Company upon an Optional Conversion of the Notes or exercise of the Warrants in the form of Exhibit D attached hereto (the “Irrevocable Transfer Agent Instructions”). Prior to registration of the Conversion Shares and the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 5.1 of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 3.13 will be given by the Company to its transfer agent and that the Conversion Shares and Warrant Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. If a Purchaser provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Conversion Shares and Warrant Shares may be made without registration under the Securities Act or the Purchaser provides the Company with reasonable assurances that such Conversion Shares and Warrant Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend. The Company acknowledges that a breach by it of its obligations under this Section 3.13 will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.13 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.13, that the Purchasers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 3.14         Disposition of Assets. So long as any Notes remain outstanding, neither the Company nor any Subsidiary shall sell, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, its software and intellectual property, to any person except for (A) sales to customers in the ordinary course of business; (B) sales of assets not in excess of 25% of the Company’s total assets as shown on its balance sheet; or (C) with the prior written consent of the holders of a majority of the holders of the Notes and Warrants then outstanding.

Section 3.15         Reporting Status. So long as a Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not cease filing reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 3.16         Disclosure of Transaction. The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) as soon as practicable after the Closing but in no event later than four (4) business days after the Closing has been consummated. The Company shall also file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the form of Note, the form of Warrant and the Press Release) as soon as practicable following the Closing Date but in no event more than four (4) Trading Days following the Closing Date, which Press Release and Form 8-K shall be subject to prior review and comment by counsel for the Purchasers. “Trading Day” means any day during which the OTC Bulletin Board (or other quotation venue or principal exchange on which the Common Stock is traded) shall be open for trading.

Section 3.17         Disclosure of Material Information. Except for any information disclosed to Robert Thomson, the Company represents, covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information (other than with respect to the transactions contemplated by this Agreement), unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

Section 3.18         Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Article V hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. At the Purchasers’ expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser.

Section 3.19        Form S-1 Eligibility. The Company currently meets the “registrant eligibility” and transaction requirements set forth in the general instructions to Form S-1 applicable to “resale” registrations on Form S-1 and the Company shall file all reports required to be filed by the Company with the Commission in a timely manner.

Section 3.20         DTC. Not later than the effective date of the Registration Statement, the Company shall cause its Common Stock to be eligible for transfer with its transfer agent pursuant to the Depository Trust Company Automated Securities Transfer Program.

Section 3.21         Issuance of Variable Securities. The Company shall not issue any Options or Convertible Securities (each as defined in the Note) with an exercise price or a conversion price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock.

Section 3.22         Approval of Acquisitions.  So long as any Notes remain outstanding, the Company shall not effect, or agree to effect, an acquisition or buy out of or with any entity (including without limitation the acquisition of a substantial portion of the outstanding securities or assets of another entity other than in the ordinary course of business), or a consolidation or merger of the Company with or into any other corporation or corporations (or other entity or entities), or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, without providing the holders of the Notes with ten (10) days’ notice of such transaction.

Section 3.23         Most Favored Nations. If the Company has, on or prior to the date of this Agreement, entered into, or shall in the future enter into, any agreement with any purchaser or holder of capital stock of the Company, by providing such purchaser or holder with any terms that are more favorable than the rights made available to the Purchasers pursuant any terms set out in the Transaction Documents in issue as of the date hereof, the Company shall promptly notify the Purchasers of such terms in writing and Purchasers shall have the right to elect in writing within thirty (30) days of the receipt of such notice to elect to have such terms apply to such Transaction Documents.  This provision shall only apply to an equity or convertible debt investment by one or more investors in excess of $3.0 million and shall terminate upon the earlier to occur of (A) one (1) year from the date of this Agreement or (B) at any time Purchasers own in the aggregate less than four (4%) percent of the Company’s outstanding common stock on a fully diluted basis.

ARTICLE IV
Conditions

Section 4.1          Conditions Precedent to the Obligation of the Company to Sell the Securities. The obligation hereunder of the Company to issue and sell the Securities to the Purchasers at the Closing is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)       Accuracy of Each Purchaser’s Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)       Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

(c)       No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)       Delivery of Purchase Price. The Purchase Price for the Securities to be issued at the Closing has been delivered to the Company.

(e)       Surrender of Existing Notes. The Exiting Notes have been surrendered to the Company for cancellation.

(f)        Delivery of Transaction Documents. The Transaction Documents have been duly executed and delivered by the Purchasers to the Company (as of the Closing).

Section 4.2           Conditions Precedent to the Obligation of the Purchasers to Purchase the Securities. The obligation hereunder of each Purchaser to acquire and pay for the Securities is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

  (a)       Accuracy of the Company’s and Nectar’s Representations and Warranties. Each of the representations and warranties of the Company and Nectar in this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all respects as of such date.

(b)       Performance by the Company and Nectar. The Company and Nectar shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and Nectar at or prior to the Closing.

(c)       No Suspension, Etc. Trading in the Company’s Common Stock shall not have been suspended by the Commission or the OTC Bulletin Board (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities to be issued as of the Closing.

(d)       No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)       No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(f)       Opinion of Counsel, Etc. At the Closing, the Purchasers shall have received an opinion of counsel to the Company, dated the date of the Closing, in substantially the form of Exhibit E hereto, and such other certificates and documents as the Purchasers or its counsel shall reasonably require incident to the Closing.

(g)       Intentionally omitted.

(h)       Notes and Warrants. The Company and Nectar, as applicable, shall have executed and delivered to the Purchasers the certificates (in such denominations as such Purchaser shall request) for the Notes and Warrants being acquired by such Purchaser at the Closing (in such denominations as such Purchaser shall request).

(i)        Resolutions. The board of directors of the Company and Nectar shall have adopted resolutions consistent with Section 2.1(b) hereof in a form reasonably acceptable to such Purchaser (the “Resolutions”).

 (j)         Reservation of Shares. So long as any of the Notes or Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than (i) such number of shares of Common Stock equal to one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect an Optional Conversion of all of the Notes and (ii) as of the date hereof, such number of shares of Common Stock equal to one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of the Warrants then outstanding.

(k)       Transfer Agent Instructions. As of the Closing Date, the Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(l)        Intentionally omitted.

(m)      Good Standing Certificates.  Nectar shall have delivered to the Purchasers a good standing certificate showing it is validly existing and in good standing under the laws of the state of its corporation and as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by such entity makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect Material Adverse Effect.

(n)       Secretary’s Certificate. The Company and Nectar shall have delivered to such Purchaser a secretary’s certificate, dated as of the Closing Date, as to (i) the Resolutions, (ii) the Certificate, (iii) the Bylaws, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents, the Securities and any other documents required to be executed or delivered in connection therewith.

(o)       Officer’s Certificate. The Company and Nectar shall have delivered to the Purchasers a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the Closing Date.

(p)       Material Adverse Effect. No Material Adverse Effect shall have occurred at or before the Closing Date.

ARTICLE V
Stock Certificate Legend

Section 5.1            Legend. Each certificate representing the Notes and the Warrants, and, if appropriate, securities issued upon conversion or exercise thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE COMPANY OF A WRITTEN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH SECURITIES MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS.

The Company agrees to reissue certificates representing any of the Conversion Shares and the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Conversion Shares or the Warrant Shares under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder within five (5) business days. In the case of any proposed transfer under this Section 5.1, the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Conversion Shares or the Warrant Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Conversion Shares or the Warrant Shares (provided that a registration statement under the Securities Act providing for the resale of the Warrant Shares and the Conversion Shares is then in effect), the Company shall cause its transfer agent to electronically transmit the Conversion Shares or the Warrant Shares to a Purchaser by crediting the account of such Purchaser or such Purchaser’s Prime Broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement).

ARTICLE VI
Indemnification

Section 6.1           General Indemnity. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, managers, partners, members, shareholders, affiliates, agents, attorneys, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Purchasers as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

Section 6.2            Indemnification Procedure. Any party entitled to indemnification under this Article VI (an “indemnified party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VII
Registration Rights

Section 7.1            Piggyback Registration Rights.  If at any time the Company shall determine to prepare and file with the Commission a registration statement (a “Registration Statement”) relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to each holder of the Notes and Warrants written notice of such determination and, if within thirty (30) days after receipt of such notice, or within such shorter period of time as may be specified by the Company in such written notice as may be necessary for the Company to comply with its obligations with respect to the timing of the filing of such Registration Statement, any such holder shall so request in writing (which request shall specify the Conversion Shares and the Warrant Shares intended to be disposed of by the Purchasers, if any), the Company will cause the registration under the Securities Act of all Conversion Shares and the Warrant Shares which the Company has been so requested to register by the holder, to the extent required to permit the disposition of the Conversion Shares and the Warrant Shares so to be registered; provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to such holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Conversion Shares and Warrant Shares in connection with such registration (but not from its obligation to pay fees and expenses in accordance with Section 8.1 hereof), and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Conversion Shares and Warrant Shares being registered pursuant to this Section 7.1 for the same period as the delay in registering such other securities. The Company shall include in such Registration Statement all or any part of such Conversion Shares and Warrant Shares such holder requests to be registered; provided, however, that the Company shall not be required to register any Conversion Shares and Warrant Shares pursuant to this Section 7.1 that are eligible for resale without limitations concerning the availability of current public information pursuant to Rule 144 of the Securities Act. In the case of an underwritten public offering, if the managing underwriter(s) or underwriter(s) should reasonably object to the inclusion of the Conversion Shares and Warrant Shares in such Registration Statement, then if the Company after consultation with the managing underwriter should reasonably determine that the inclusion of such Conversion Shares and Warrant Shares would materially adversely affect the offering contemplated in such Registration Statement, and based on such determination recommends inclusion in such Registration Statement of fewer or none of the Conversion Shares and Warrant Shares of the holders, then (x) the number of Conversion Shares and Warrant Shares of the holders included in such Registration Statement shall be reduced pro-rata among such holders (based upon the number of Conversion Shares and Warrant Shares requested to be included in the registration), if the Company after consultation with the underwriter(s) recommends the inclusion of fewer Conversion Shares and Warrant Shares, or (y) none of the Conversion Shares and Warrant Shares of the Holders shall be included in such Registration Statement, if the Company after consultation with the underwriter(s) recommends the inclusion of none of such Conversion Shares and Warrant Shares; provided, however, that if securities are being offered for the account of other persons or entities as well as the Company, such reduction shall not represent a greater fraction of the number of Conversion Shares and Warrant Shares intended to be offered by the holders than the fraction of similar reductions imposed on such other persons or entities (other than the Company).

Section 7.2            Assignment of Registration Rights. The rights of each Purchaser hereunder, including the right to have the Company register for resale Conversion Shares and Warrant Shares in accordance with the terms of this Agreement, shall be automatically assignable by each Purchaser to any Person who acquires all or a portion of the Conversion Shares and the Warrant Shares if: (i) the Purchaser agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (A) the name and address of such transferee or assignee, and (B) the securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment the further disposition of such securities by the transferee or assignees is restricted under the Securities Act and applicable state securities laws unless such securities are registered in a Registration Statement pursuant to Section 7.1 (in which case the Company shall be obligated to amend such Registration Statement to reflect such transfer or assignment) or are otherwise exempt from registration, (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this Section 7.2, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions of this Agreement, and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement. In addition, each Purchaser shall have the right to assign its rights hereunder to any other person with the prior written consent of the Company, which consent shall not unreasonably be withheld.  The rights to assignment shall apply to the Purchasers (and to subsequent) successors and assigns.

Section 7.3           Underwriter Status. Subject to compliance with applicable law, the Company may not deem any Purchaser to be an “underwriter” within the meaning of the Securities Act within any Registration Statement nor file any such Registration Statement without the prior written consent of such Purchaser.

ARTICLE VIII
Miscellaneous

Section 8.1           Specific Enforcement. The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

Section 8.2           Entire Agreement; Amendment. This Agreement and the Transaction Documents contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the holders of at least a majority of the Notes then outstanding, and no provision hereof may be waived other than by an a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of the Notes, as the case may be.

Section 8.3           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a material right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

Section 8.4            Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Juma Technology Corp. 154 Toledo Street Farmingdale, New York 11735 Attention: Chief Executive Officer Tel. No.: (631) 300-1000 Fax No.: (631) 270-1105

with copies to:	Gersten Savage LLP 600 Lexington Avenue, 9th Floor New York, New York 10022 Attention: Jay Kaplowitz, Esq. Tel. No.: (212) 752-9700 Fax No.: (212) 980-5192

If to any Purchaser:
At the address of such Purchaser set forth on Exhibit A to this Agreement, with copies to Purchaser’s counsel (which copies shall not constitute notice to such purchaser) as set forth on Exhibit A or as specified in writing by such Purchaser.

with copies to:	Sadis & Goldberg LLP 551 Fifth Avenue, 21st Floor New York, New York 10176 Attention: Paul Fasciano, Esq. Tel. No.: (212) 573-8025 Fax No.: (212) 573-8026

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other parties hereto.

Section 8.5           Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 8.6           Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.7            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

Section 8.8           No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person (except as otherwise provided in Article VI).

Section 8.9           Governing Law; Consent to Jurisdiction. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this agreement or the subject matter of this agreement shall be governed solely by the laws of the State of New York, without regard to any conflict of laws doctrines.  The parties irrevocably consent to being served with legal process issued from the state and federal courts located in New York and irrevocably consent to the exclusive personal jurisdiction of the federal and state courts situated in the State of New York.  The parties irrevocably waive any objections to the personal jurisdiction of these courts.  Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this agreement or the subject matter of this agreement.  The parties also irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds. The parties hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party. The parties hereby waive all rights to a trial by jury. Nothing in this Section 8.9 shall affect or limit any right to serve process in any other manner permitted by law.

Section 8.10         Survival. The representations and warranties of the Company and the Purchasers shall survive the execution and delivery hereof and the Closing hereunder.

Section 8.11         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement, and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Section 8.12         Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchasers without the consent of the Purchasers unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

Section 8.13         Severability. The provisions of this Agreement and the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Transaction Documents and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 8.14         Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Notes, the Conversion Shares, the Warrants, the Warrant Shares and any other Transaction Documents.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

JUMA TECHNOLOGY CORP.

By:
Name:
Title:

NECTAR SERVICES CORP.

By:
Name:
Title:

VISION OPPORTUNITY MASTER FUND, LTD.

By:
Name:
Title:

EXHIBIT A
to the
NOTE AND WARRANT STOCK PURCHASE AGREEMENT FOR
JUMA TECHNOLOGY CORP.

Names and Addresses of the Purchasers	Purchase Price	Notes & Warrants Purchased

Vision Opportunity Master Fund, Ltd. c/o Vision Capital Advisors, LLC 20 West 55th Street New York, NY 10019 Attn: Robert Thomson	$2,000,000.00	$2,000,000.00 principal amount of Note Series A Warrants: 6,666,666

 Exhibit A to Note and Warrant Purchase Agreement

EXHIBIT B
to the
NOTE AND WARRANT STOCK PURCHASE AGREEMENT FOR
JUMA TECHNOLOGY CORP.

FORM OF NOTE

Exhibit B to Note and Warrant Purchase Agreement

EXHIBIT C
to the
NOTE AND WARRANT STOCK PURCHASE AGREEMENT FOR
JUMA TECHNOLOGY CORP.

FORM OF SERIES A WARRANT
 Exhibit C to Note and Warrant Purchase Agreement

EXHIBIT D
to the
NOTE AND WARRANT PURCHASE AGREEMENT FOR
JUMA TECHNOLOGY CORP.

FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

[NAME AND ADDRESS OF TRANSFER AGENT]
Attn: ____________________________

Re:  Juma Technology Corp.

Ladies and Gentlemen:

Reference is made to that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of March __, 2010, by and among Juma Technology Corp., a Delaware corporation (the “Company”), and the purchasers named therein (collectively, the “Purchasers”) pursuant to which the Company is issuing to the Purchasers 10% Convertible Bridge Notes (the “Notes”) and warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). This letter shall serve as our irrevocable authorization and direction to you provided that you are the transfer agent of the Company at such time) to issue shares of Common Stock upon a conversion of the Notes (the “Conversion Shares”) and exercise of the Warrants (the “Warrant Shares”) to or upon the order of a Purchaser from time to time upon (i) surrender to you of a properly completed and duly executed Conversion Notice or Exercise Notice, as the case may be, in the form attached hereto as Exhibit I and Exhibit II, respectively, (ii) in the case of the conversion of Notes, a copy of the Note or, in the case of Warrants being exercised, a copy of the Warrants (with the original Warrants delivered to the Company) being exercised (or, in each case, an indemnification undertaking with respect to such share certificates or the warrants in the case of their loss, theft or destruction), and (iii) delivery of a treasury order or other appropriate order duly executed by a duly authorized officer of the Company. So long as you have previously received (x) written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares or Warrant Shares, as applicable, has been declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and no subsequent notice by the Company or its counsel of the suspension or termination of its effectiveness and (y) a copy of such registration statement, and if the Purchaser represents in writing that the Conversion Shares or the Warrant Shares, as the case may be, were sold pursuant to the Registration Statement, then certificates representing the Conversion Shares and the Warrant Shares, as the case may be, shall not bear any legend restricting transfer of the Conversion Shares and the Warrant Shares, as the case may be, thereby and should not be subject to any stop-transfer restriction. Provided, however, that if you have not previously received those items and representations listed above, then the certificates for the Conversion Shares and the Warrant Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE COMPANY OF A WRITTEN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH SECURITIES MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS.”

Exhibit D to Note and Warrant Purchase Agreement

and, provided further, that the Company may from time to time notify you to place stop-transfer restrictions on the certificates for the Conversion Shares and the Warrant Shares in the event a registration statement covering the Conversion Shares and the Warrant Shares is subject to amendment for events then current.

A form of written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares and the Warrant Shares has been declared effective by the SEC under the 1933 Act is attached hereto as Exhibit III.

Please be advised that the Purchasers are relying upon this letter as an inducement to enter into the Purchase Agreement and, accordingly, each Purchaser is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at ___________.

Very truly yours,

JUMA TECHNOLOGY CORP.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[TRANSFER AGENT]

By:
Name:
Title:
Date:

Exhibit D to Note and Warrant Purchase Agreement

EXHIBIT I
CONVERSION NOTICE
JUMA TECHNOLOGY CORP.

(To be Executed by the Registered Holder in order to Convert the Note)

In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Note into such number of shares of Common stock, of Juma Technology Corp., a Delaware corporation (the “Company”), indicated below:

Date of Conversion:

Applicable Conversion Price:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the date of Conversion

Dated:	Signature:

Address:

Exhibit D to Note and Warrant Purchase Agreement

EXHIBIT II

FORM OF EXERCISE NOTICE
JUMA TECHNOLOGY CORP.

The undersigned_______________, pursuant to the provisions of the within Warrant, hereby elects to purchase ______ shares of Common Stock of Juma Technology Corp. covered by the within Warrant.

Dated:	Signature:

Address:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the date of Exercise:

ASSIGNMENT

FOR VALUE RECEIVED, ______________________ hereby sells, assigns and transfers unto _____________________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint __________________________, attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature:

Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED, ______________________ hereby sells, assigns and transfers unto _____________________ the right to purchase ___________________ shares of Warrant Stock evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint __________________________, attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature:

Address:

Exhibit D to Note and Warrant Purchase Agreement

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-__________ canceled (or transferred or exchanged) this _______ day of ______________, _______, shares of Common Stock issued therefor in the name of __________________________, Warrant No. W-_________ issued for ______________ shares of Common Stock in the name of ______________________.

Exhibit D to Note and Warrant Purchase Agreement

EXHIBIT III

FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

[NAME AND ADDRESS OF TRANSFER AGENT]
Attn: ____________________________

Re:  Juma Technology Corp.

Ladies and Gentlemen:

We are special counsel to Juma Technology Corp., a Delaware corporation (the “Company”), and have represented the Company in connection with that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of March __, 2010, by and among the Company, Nectar Services Corp. and the purchasers named therein (collectively, the “Purchasers”) pursuant to which the Company issued to the Purchasers 10% convertible bridge notes (the “Notes”) and warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Pursuant to the Purchase Agreement, the Company agreed, among other things, in certain circumstances, to register the shares of Common Stock issuable upon conversion of the Notes, and the shares of Common Stock issuable upon exercise of the Warrants (the “Registrable Securities”), under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Purchase Agreement, on ________________, 200_, the Company filed a Registration Statement on Form S-1 (File No. 333-________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the resale of the Registrable Securities which names each of the present Purchasers as a selling stockholder thereunder.

In connection with the foregoing, we advise you that a member of the SEC’s staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and we have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and accordingly, the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

Very truly yours,

[COMPANY COUNSEL]

By:

cc: [LIST NAMES OF PURCHASERS]

Exhibit D to Note and Warrant Purchase Agreement

EXHIBIT E
to the
NOTE AND WARRANT PURCHASE AGREEMENT FOR
JUMA TECHNOLOGY CORP.

FORM OF OPINION OF COUNSEL

1. The Company is a corporation duly incorporated, validly existing and, upon the payment of its Delaware franchise taxes, will be in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, which the failure to so qualify could have a Material Adverse Effect on the Company.

2.  Each of the Subsidiaries of the Company (the “Subsidiaries”) set forth on Schedule 2.1(g) of the Note Purchase Agreement is a corporation or limited liability company, as applicable, duly incorporated or organized and in good standing under the laws of its state of incorporation or organization.

3.  The Issuers have the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and, as applicable, to issue the Notes, the Common Stock issuable upon conversion of the Notes, the Warrants, and the Common Stock issuable upon exercise of the Warrants. The execution, delivery and performance of each of the Transaction Documents by the Issuers, as applicable, and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of any Issuer or its board of directors or stockholders is required. Each of the Transaction Documents have been duly executed and delivered, and the Notes and the Warrants have been duly executed, issued and delivered by the Issuers party thereto and each of the Transaction Documents constitutes a legal, valid and binding obligation of the Issuers enforceable against it in accordance with its respective terms. The Common Stock issuable upon conversion of the Notes and exercise of the Warrants are not subject to any preemptive rights under the Certificate of Incorporation or the Bylaws.  Nevertheless, we do not opine as to whether Nectar Services has the authority to issue the common stock under the Note or cause the conversion of the Note into common stock.

4. The Notes and the Warrants have been duly authorized and, when delivered against payment in full as provided in the Note Purchase Agreement, will be validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Notes and the exercise of the Warrants, have been duly authorized and reserved for issuance, and, based on the facts and circumstance as they exist on the date of this opinion and the qualifications contained herein, when delivered upon conversion, exercise or payment in full as provided in the Notes and the Warrants, will be validly issued, fully paid and nonassessable.

Exhibit E to Note and Warrant Purchase Agreement

5. The execution, delivery and performance of and compliance with the terms of the Transaction Documents and the issuance of Notes, the Common Stock issuable upon conversion of the Notes, the Warrants, and the Common Stock issuable upon the exercise of the Warrants, do not (i) violate any provision of the Certificate of Incorporation or By-Laws of such Issuer, as applicable, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which such Issuer is a party, and which agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation has been disclosed in the Commission Documents, (iii) to our knowledge, create or impose a lien, charge or encumbrance on any property of such Issuer under any agreement or any commitment to which such Issuer is a party or by which such Issuer is bound or by which any of its respective properties or assets are bound and, in each case, which agreement or commitment has been disclosed in the Commission Documents, or (iv) result in a violation of any federal, state, or local statute, rule, regulation (including federal and state securities laws and regulations) or any order, judgment, injunction or decree known to us applicable to such Issuer or by which any property or asset of such Issuer is bound or affected, except, in all of the foregoing cases (other than (i)) for such conflicts, default, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

6. Based on the representations of Purchaser contained in the Note Purchase Agreement and subject to compliance with the filing requirements under the applicable “blue sky” laws and Regulation D promulgated under the Securities Act of 1933, as amended, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required under federal, state or local law, rule or regulation in connection with the valid execution and delivery of the Transaction Documents, or the offer, sale or issuance of the Notes, the Warrants or the Common Stock issuable upon conversion of the Notes and exercise of the Warrants or the consummation of the transactions contemplated by the Note Purchase Agreement other than as may be required under the Registration Statement.

7. To our knowledge, there is no action, suit, claim, or proceeding pending or threatened against any Issuer which questions the validity of the Transaction Documents or the transactions contemplated thereby or any action taken or to be taken pursuant thereto. To our knowledge, there is no action, suit, claim, or proceeding pending or threatened against such Issuer or any of its properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect. To our knowledge, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against such Issuer or any officers or directors of any Issuer in their capacities as such.

8. Based upon the representations of the Purchaser, the offer, issuance and sale of the Notes and the Warrants and, based on the facts and circumstances as they exist on the date of this opinion, the offer, issuance and sale of the shares of Common Stock issuable upon conversion of the Notes and the Common Stock issuable upon exercise of the Warrants pursuant to the Note Purchase Agreement, the Notes, and the Warrants, as applicable, are exempt from the registration requirements of the Securities Act.

9. No Issuer is, and as a result of and immediately upon the Closing no Issuer will be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

[COMPANY COUNSEL]

By:

Exhibit E to Note and Warrant Purchase Agreement